UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Phillips 66

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☑	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 22, 2025, Phillips 66 posted the following material on LinkedIn.

Also on April 22, 2025, Phillips 66 uploaded a video to its website https://www.phillips66delivers.com/, and updated its website in connection therewith. A copy of the updated website content (other than that previously filed) and a transcript of the video are provided below.

VIDEO TRANSCRIPT

DOUG TERRESON: This is a company that, from the beginning, has balanced spending and distributions as much or more than any other company in our industry. And you might say, well, everybody does that. Well, they do today. But they didn’t for most of the prior decade when the entire industry overspent. This was a company that had a strategy that was wholly unpopular, but they stuck to it and it delivered for shareholders. And it’s still delivering for shareholders, and it’s going to be delivering several years down the road as well.

JOHN LOWE: We have challenged ourselves since day one as a company to think like a shareholder, think like an activist. What are the possibilities that we could where we could create more value? We talk about this at every board meeting. Every board meeting is a strategy discussion, and we are executing that strategy. And we keep setting the bar higher and higher that that will create tremendous long term value for our shareholders.

GLENN TILTON: You know, suffice it to say, there may be boards that don’t do what it is that you just described. It just doesn’t happen to be this board.

MARK LASHIER: We’ve got this incredible board that is full of talented individuals that that really dive into the talent we bring to the table. They understand the strategy and how we need to execute that to deliver long term shareholder value. But inherent in that strategy and inherent in the board’s role is to understand the risks. The strategy is to have this these businesses that contribute stable cash flow growth opportunities, combined with businesses that are more volatile but can throw off tremendous cash along the way. That combination provides us a strategy that allows us to deliver cash returns to shareholders across the cycle.

GLENN TILTON: So one of the things we get to talk to your team about is their perception, regardless of their responsibility of the strategy. Every one of them understands how they contribute and what the value of the integration of their businesses is to the overall business that we manage for the shareholders.

DOUG TERRESON: This is a very strong board. We challenge a management team in a collaborative and constructive way, but we’re all after the same thing. We’re trying to invest in areas where we have competitive advantage. We’re trying to ensure that we don’t invest in areas where we don’t have competitive advantage. And if we do that, we think that shareholders will be rewarded.

BOB PEASE: And that’s part of the power of integration, which may not be obvious. When everyone looks at the company, they may think of hydrocarbon flows, you know, between the different businesses. But that ability to make decisions at the right time and not be forced into a short term call, put it where it’s the most opportune, it is an advantage that a less integrated company can’t, can’t put to use.

JOHN LOWE: And not everyone agrees with me on this one. I know. But I think that our unique structure for owning CPChem is, creates tremendous value for us. They are a globally competitive leader in returns in the chemicals industry, and we get the benefits of those global investments into our returns, and that enhances our overall return on capital employed for our shareholders.

DOUG TERRESON: And that’s so important too because these practical features of our business mix aren’t always obvious when you’re building a sum of the parts model or dividend discount model, which are fine, but we all know can be made to fit the narrative. But at the end of the day, I think investors usually, and appropriately so, try to determine whether the company can generate higher returns than the synthetic alternative.

And in the case of this company, the returns on capital are higher than the synthetic. The earnings volatility is lower. And obviously if you have higher risk adjusted returns, you’re going to have a better valuation, not just in our industry but in other industries as well. It’s really a testament to the hard work that the team has put in overtime and a thoughtful process towards the value of integration.

MARK LASHIER: But we’re tapping into all those opportunities to creatively grow that value creation in an integrated way for the long term. Not any quick hits, not any “okay, look at this quarter, look at next quarter.” But when you look at what we’ve done over the long term, we’ve been on a great and accelerating path to growth and enhancing our ability to return capital to shareholders.

BOB PEASE: I would add one more point on our strategy and the portfolio moves that we’re making that fit to that strategy is, with all that is going on, the company has not lost its focus on costs. At the same time, the company is strategically pressing important initiatives. A lot of times that can get lost, but that hasn’t been the case.

JOHN LOWE: Every single director is absolutely, engaged in the strategy and the execution and the discussions. We, we get the benefit of not only their working career, but their board careers now and really learning from all of the companies that we’ve been associated with. And, and I think we do a pretty good job of stealing those best practices.

DOUG TERRESON: We’ve got experience from the wellhead, to the refinery, to the pump. We’ve got Schlumberger, we’ve got ConocoPhillips, we’ve got Phillips 66, we’ve got Shell, we’ve got a couple of Texaco types. And so we’ve got deep industry experience on our board. Simultaneously, the thing that they bring to the board is their perspectives on how other companies manage capital, not just on the investment side, but also how they return capital to shareholders and what’s in the best interests of shareholders.

And they also bring a global perspective. It’s not just a North American perspective. It’s a global perspective. And so together it’s very fruitful. It’s very beneficial for the shareholder.

BOB PEASE: Yeah I think and those relationships are critical. And the skill sets that the people bring. I love the process that Phillips uses to assess what are the skills that we need today and what are the skills we’re going to need tomorrow. And finding those.

GLENN TILTON: So I think that that perspective, given their careers, is very, very important. But when I think about it and I look around that board table, I think about it in the context of their shareholders. So here we have senior executives who have been associated with businesses other than our own, industries other than our own. They still understand that the responsibility of a publicly traded management team or board is to create value for shareholders.

DOUG TERRESON: And over the last couple of years, this company has posted record levels of portfolio management activities. And so for that reason, we think, that will enhance returns further. And it’s and it’s going to serve the shareholder.

GLENN TILTON: This is a very disciplined company. It it understands the direction and the trajectory we are headed. And I’ll tell you our processes, when someone says, I want you to do this, the answer is well, thank you. Appreciate it. Respect it very much. We’re going to take that review it ourselves at the board level with the management team.

But also we’re going to share it with other shareholders and seek their opinion as well. Most of our shareholders think this company is on the proper trajectory, and it’s going to create value for them and their portfolios, over the long term.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws relating to Phillips 66’s operations, strategy and performance. Words such as “anticipated,” “committed,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believe,” “continue,” “intend,” “will,” “would,” “objective,” “goal,” “project,” “efforts,” “strategies” and similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this document are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future events or performance, and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: changes in governmental policies or laws that relate to our operations, including regulations that seek to limit or restrict refining, marketing and midstream operations or regulate profits, pricing, or taxation of our products or feedstocks, or other regulations that restrict feedstock imports or product exports; our ability to timely obtain or maintain permits necessary for projects; fluctuations in NGL, crude oil, refined petroleum, renewable fuels and natural gas prices, and refining, marketing and petrochemical margins; the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum or renewable fuels products; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs including the renewable fuel standards program, low carbon fuel standards and tax credits for renewable fuels; potential liability from pending or future litigation; liability for remedial actions, including removal and reclamation obligations under existing or future environmental regulations; unexpected changes in costs for constructing, modifying or operating our facilities; our ability to successfully complete, or any material delay in the completion of, any asset disposition, acquisition, shutdown or conversion that we have announced or may pursue, including receipt of any necessary regulatory approvals or permits related thereto; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our products; failure to complete construction of capital projects on time or within budget; our ability to comply with governmental regulations or make capital expenditures to maintain compliance with laws; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets, which may also impact our ability to repurchase shares and declare and pay dividends; potential disruption of our operations due to accidents, weather events, including as a result of climate change, acts of terrorism or cyberattacks; general domestic and international economic and political developments, including armed hostilities (such as the Russia-Ukraine war), expropriation of assets, and other diplomatic developments; international monetary conditions and exchange controls; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

On April 8, 2025, Phillips 66 filed a definitive proxy statement on Schedule 14A (the “Proxy Statement”) and accompanying WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”) and its solicitation of proxies for Phillips 66’s director nominees and for other matters to be voted on. This communication is not a substitute for the Proxy Statement or any other document that Phillips 66 has filed or may file with the SEC in connection with any solicitation by Phillips 66. PHILLIPS 66 SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents (including the WHITE proxy card) filed by Phillips 66 with the SEC without charge from the SEC’s website at www.sec.gov. Copies of the documents filed by Phillips 66 with the SEC also may be obtained free of charge at Phillips 66’s investor relations website at https://investor.phillips66.com or upon written request sent to Phillips 66, 2331 CityWest Boulevard, Houston, TX 77042, Attention: Investor Relations.

Certain Information Regarding Participants

Phillips 66, its directors, its director nominees and certain of its executive officers and employees may be deemed to be participants in connection with the solicitation of proxies from Phillips 66 shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information regarding the names of such persons and their respective interests in Phillips 66, by securities holdings or otherwise, is available in the Proxy Statement, which was filed with the SEC on April 8, 2025, including in the sections captioned “Beneficial Ownership of Phillips 66 Securities” and “Appendix C: Supplemental Information Regarding Participants in the Solicitation.” To the extent that Phillips 66’s directors and executive officers who may be deemed to be participants in the solicitation have acquired or disposed of securities holdings since the applicable “as of” date disclosed in the Proxy Statement, such transactions have been or will be reflected on Statements of Changes in Ownership of Securities on Form 4 or Initial Statements of Beneficial Ownership of Securities on Form 3 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.